Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10653 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (916) 939-7285

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER OF FISCAL YEAR 2012

•             Strongest First Quarter in Three Years

•    Revenue of $137 Million

•    Gross Profit Margin Improved by 160 Basis Points

•    Positive Operating Income

•    Adjusted EBITDA Increased 49%

•    2012 Guidance Affirmed

SOUTH JORDAN, UTAH, JANUARY 31, 2012 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2012.

First Quarter Fiscal 2012 Highlights

•                  Light building products revenue increased by more than 5%, the highest year-over-year quarterly growth rate since June 2006

•                  Light building products Adjusted EBITDA increased by 71%

•                  Heavy construction materials Adjusted EBITDA increased by 13%

•                  Headwaters sold its interest in Blue Flint Ethanol LLC for $18.5 million effective January 1, 2012

•                  Including January’s repayment, reduced subordinated debt by $15.2 million during FY 2012

•                  Maintained $79 million of liquidity

CEO Commentary

“We are pleased to report that our core business segments, light building products and heavy construction materials, completed the strongest first quarter performance in over three years,” said, Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “On a year-over-year basis, gross margin improved by more than 160 basis points and operating expenses declined by 8.6%. We had a great first quarter, and we are excited about the remainder of the current year because we are realizing the benefits from the restructuring program implemented in the latter half of 2011. While the second fiscal quarter is always our seasonally slowest quarter, we expect to see continued year-over-year improvements in our core business segments.

“We are advancing our strategic initiatives to streamline our business, focusing resources on our core business lines. To that end, we recently sold our interest in the Blue Flint ethanol facility for $18.5 million, resulting in a net cash economic gain of $9.0 million. We continue to work on selling our coal cleaning business and are in active discussions with potential buyers.”

First Quarter Summary

Headwaters’ first quarter 2012 revenue increased to $137.4 million from $135.8 million for the first quarter of 2011. Adjusted EBITDA in the first quarter of 2012 was $20.4 million, an increase of 49% from $13.7 million in the first quarter of 2011. Gross profit was $34.4 million in the first quarter of 2012, compared to $31.8 million in the first quarter of 2011, and operating income for the first quarter of 2012 increased to $4.4 million, compared to an operating loss of $(1.0) million in the first quarter of 2011. Much of the improvement in the first quarter of 2012 is related to the restructuring activity in the light building products segment which was initiated during fiscal 2011.

Loss from continuing operations was $(13.3) million, or $(0.22) per diluted share, for the first quarter of 2012, compared to a loss from continuing operations of $(18.8) million, or $(0.31) per diluted share, for the first quarter of 2011. Cash interest expense declined by $2.6 million year-over-year due to the Company’s debt repayments and the lower interest rate on the senior secured notes which were refinanced in March 2011, resulting in an annualized increase in free cash flow of more than $11 million. Interest expense and other income (expense) include net non-routine adjustments related to the repayment of debt and the sale of our interest in the Blue Flint ethanol facility totaling $5.3 million. After adjustment for the non-routine items, Headwaters’ pro forma loss from continuing operations was $(8.0) million. Net loss including discontinued operations was $(23.7) million, or $(0.39) per diluted share, for the first quarter of 2012, compared to a net loss of $(20.7) million, or $(0.34) per diluted share for the first quarter of 2011.

First Quarter Fiscal 2012 Business Segment Performance

Business Segment	Revenue	Adjusted EBITDA	Adjusted EBITDA Margin
Light Building Products	$73.3 million	$11.3 million	15.4%
Heavy Construction Materials	$63.1 million	$13.3 million	21.1%
Energy Technology	$1.0 million	$(1.5) million	N/A

Light Building Products Segment

Headwaters’ light building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution.  The segment brands and brings to market a wide variety of building products, including vinyl siding accessories and manufactured architectural stone.

First quarter revenues in the light building products segment increased $3.6 million, or 5%, to $73.3 million, compared to $69.7 million for the first quarter of 2011. We experienced growth in sales in all major product lines, but particularly in our siding and architectural stone product groups. During the second half of fiscal 2011, we implemented a major restructuring initiative, which is positively impacting gross margins and lowering SG&A. Gross margin improved to 25% in the first quarter of 2012, from 23% in the first quarter of 2011. SG&A declined by $2.3 million or 410 basis points as a percent of revenue. As a result, first quarter 2012 Adjusted EBITDA increased by 71% to $11.3 million from $6.6 million in the first quarter of 2011.

Heavy Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

First quarter revenues in the heavy construction materials segment were $63.1 million, which was consistent with first quarter of 2011.  Product revenues improved by $2.4 million or 6% year-over-year, reflecting an increase in tons sold, primarily in our Central and Western regions. The first quarter of 2012 was the first quarter our Western fly ash region posted a positive year-over-year volume increase since 2007. Service revenue declined primarily because we recorded the final revenue associated with the completion of the material handling system at Prairie States in the December 2010 quarter, and the bankruptcy of another service customer in early 2011.  Overall, service revenue represented approximately 27% of sales.  Gross profit was $16.0 million in the first quarter of 2012, compared to $14.9 million in the first quarter of 2011, and operating income was $8.8 million in the first quarter of 2012 compared to $7.8 million in the first quarter of 2011. The improvements in gross profit and operating income were primarily the result of improved product sales and our continuous improvement efforts which have resulted in lower costs. Also, margins improved because of the increase in sales in our Western region, which has higher overall margins than other regions in the segment. Adjusted EBITDA increased to $13.3 million in the first quarter of 2012 from $11.8 million in the first quarter of 2011.

EPA Update

Supporters of U.S. Senate Bill 1751 are seeking additional co-sponsors to provide the necessary critical mass to gain traction in the Senate.  A comparable bill has already passed the U.S. House of Representatives with broad bipartisan support and clearly provides a rational, balanced approach to managing the disposal of fly ash and is supported by a wide range of stakeholders.  Earthjustice and other environmental special interest groups filed a notice of intent to sue the U.S. Environmental Protection Agency, seeking to force a deadline on the EPA for the promulgation of a final regulation.  All stakeholders, except environmental activist groups, support a balanced, reasoned approach to coal ash disposal regulation without a “hazardous waste” designation.  Headwaters favors the elimination of any RCRA Subtitle C option as soon as possible, and has encouraged the EPA to act appropriately.  The EPA is conducting a risk evaluation of encapsulated beneficial use of coal ash that should be concluded in late spring of this year.  We anticipate that the EPA will confirm its long standing support of the environmental benefits associated with the use of fly ash as a substitute for portland cement.

Energy Technology Segment

We were successful in the sale of our interest in the Blue Flint ethanol facility for $18.5 million to our partner, Great River Energy. Our net cash investment in the facility was $9.5 million, resulting in an economic gain of $9.0 million. A book loss of approximately $6 million was recorded in other income (expense) as a result of the sale, reflecting accumulated equity earnings recorded during the period of ownership in excess of the sales price. Under the terms of our senior credit facility, the proceeds from the sale can be used towards acquisitions, capital expenditures, or to acquire other assets used in our business.  We will use the sales proceeds in a manner consistent with these provisions in our senior credit facility.

Headwaters currently expects to sell its coal cleaning business to one or more buyers before the end of fiscal 2012, and is in active discussions with a number of potential buyers for all or for individual facilities. It is anticipated that the gross cash proceeds from the sale of the coal cleaning assets will be in the range of $20 to $30 million. As a result of the sales effort, we have significantly curtailed operations to reduce operating expenses, and expect a material reduction in operating losses during the second quarter of 2012.

Following the decision to sell the coal cleaning business and the sale of Headwaters’ interest in the Blue Flint ethanol facility, our energy technology segment will consist primarily of operations related to HCAT, our heavy oil upgrading catalyst.  HCAT sales were down in the first quarter of 2012 because our primary customer was completing a turnaround at its refinery during the quarter and had inventory on hand to meet its reduced needs. We have shipped product for the second quarter of 2012 and will record revenues accordingly. For the first quarter of 2012, revenue from continuing operations in our energy segment were $1.0 million compared to $2.9 million in the first quarter of 2011. Adjusted EBITDA was $(1.5) million in the first quarter of 2012 compared to $(0.9) million in the first quarter of 2011.

Income Taxes

In fiscal 2012, Headwaters does not expect to recognize income tax benefits attributable to its pre-tax net operating loss (“NOL”) and tax credits because realization is dependent upon future income or capital gains from operations. Headwaters currently has a pre-tax NOL in the amount of $149.1 million and tax credits of $21.5 million, both can be carried forward for up to 20 years.

Outlook

“We are pleased with the trends in our core business and the positive impact our restructuring activities had on our first quarter financial results,” said Don P. Newman, Headwaters’ Chief Financial Officer. “Our trailing twelve month Adjusted EBITDA from continuing operations through December 31, 2011 improved to $84.4 million from $77.7 million at September 30, 2011, an improvement of $6.7 million. Due to improved performance in our core business segments, we anticipate continued year-over-year improvements in Adjusted EBITDA and affirm our Adjusted EBITDA guidance from continuing operations to be in the range of $85 to $95 million.

“Debt repayment remains a high priority for Headwaters.  We repurchased more than half of our 14.75% debt in January 2012, and anticipate calling our 16% debt later this year. We remain focused on debt repayment to reduce interest expense, improving our balance sheet and financial flexibility.”

Discussion of EBITDA

Headwaters has historically defined EBITDA as net income plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill or other impairments. Any additional adjustments to EBITDA are detailed in the table that follows. EBITDA and Adjusted EBITDA are used by management to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA are also used by investors to measure a company’s ability to service its debt and meet its other cash needs. The EBITDA and Adjusted EBITDA calculations as reflected in the following tables are consistent with the definitions Headwaters has used historically and with the definitions management intends on using in future periods when measuring operating performance.

Management believes EBITDA and Adjusted EBITDA are helpful in highlighting trends, because EBITDA excludes certain results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, tax jurisdictions, and capital investments. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than by using GAAP results alone.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.   Because the definition of EBITDA varies among companies and industries, our definition of EBITDA may not be comparable to other similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA and trailing twelve months (TTM) Adjusted EBITDA are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from coal cleaning for any period. Additionally, due to the sale of our interest in the Blue Flint Ethanol facility, Adjusted EBITDA does not include any results from Blue Flint for any period.

Adjusted EBITDA — Consolidated

	Quarter Ended
(in millions)	12/31/2010	12/31/2011
Loss from continuing operations	$(18.8)	$(13.3)
Less Blue Flint	(0.8)	6.0
Net interest expense	16.9	12.4
Income taxes	1.8	1.1
Depreciation, amortization, and stock-based compensation	13.6	13.8
Restructuring costs and severance	1.0	1.4
Thames bankruptcy	0	1.0
Gain on early debt repayments	0	(2.0)
Adjusted EBITDA	$13.7	$20.4

Adjusted EBITDA by segment
Light building products	$6.6	$11.3
Heavy construction materials	11.8	13.3
Energy technology	(0.9)	(1.5)
Corporate	(3.8)	(2.7)
Adjusted EBITDA	$13.7	$20.4

Adjusted EBITDA — Light Building Products Segment

	Quarter Ended
(in millions)	12/31/2010	12/31/2011
Operating income (loss)	$(2.2)	$0.8
Depreciation, amortization, and stock-based compensation	8.8	9.1
Restructuring costs and severance	0	1.4
Adjusted EBITDA	$6.6	$11.3

Adjusted EBITDA — Heavy Construction Materials Segment

	Quarter Ended
(in millions)	12/31/2010	12/31/2011
Operating income	$7.8	$8.7
Other income (expense)	0.4	0
Depreciation, amortization, and stock-based compensation	3.6	3.6
Thames bankruptcy	0	1.0
Adjusted EBITDA	$11.8	$13.3

Adjusted EBITDA — Energy Technology Segment

	Quarter Ended
(in millions)	12/31/2010	12/31/2011
Operating income (loss)	$(1.3)	$(2.0)
Other income (expense)	0.6	(6.1)
Less Blue Flint	(0.8)	6.0
Depreciation, amortization, and stock-based compensation	0.6	0.6
Adjusted EBITDA	$(0.9)	$(1.5)

TTM Adjusted EBITDA — Consolidated

	Twelve Months Ended
(in millions)	9/30/2010	9/30/2011	12/31/2011
Loss from continuing operations	$(21.1)	$(133.9)	$(128.4)
Less Blue Flint	(9.9)	(4.7)	2.1
Net interest expense	71.1	126.2	121.7
Income taxes	(11.7)	(0.2)	(0.9)
Depreciation, amortization, and stock-based compensation	53.3	57.3	57.5
Foreign currency translation gain	(2.8)	0.0	0.0
Non-recurring banking fees	3.3	0.0	0.0
Litigation settlement / accrual	1.6	15.0	15.0
Gain on sale of South Korean joint venture	(3.9)	0.0	0.0
Asset impairment	3.5	0.0	0.0
Restructuring costs and severance	0.0	18.0	18.4
Thames bankruptcy	0.0	0.0	1.0
Gain on early debt repayments	0.0	0.0	(2.0)
TTM Adjusted EBITDA	$83.4	$77.7	$84.4

TTM Adjusted EBITDA by Segment

Light building products	$52.3	$39.6	$44.3
Heavy construction materials	51.4	46.2	47.8
Energy technology	(5.4)	2.5	1.8
Corporate	(14.9)	(10.6)	(9.5)
TTM Adjusted EBITDA	$83.4	$77.7	$84.4

Liquidity and Long-term Debt

During the first quarter of 2012, we repurchased and canceled $7.5 million of our 2.5% convertible senior subordinated notes for cash consideration of approximately $5.5 million, recognizing a gain of approximately $2.0 million. Accelerated debt discount and debt issue costs aggregating approximately $0.9 million were charged to interest expense. The components of our long-term debt as of December 31, 2011, are shown in the following table:

(in millions)	Amount Outstanding	Interest Rate	Maturity or Put Date
Senior secured notes	$400.0	7.625%	April 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 2.75%	November 2013
Convertible senior subordinated notes, net of discounts	9.1 101.4 12.2	16% 2.5% 14.75%	June 2012 February 2014 February 2014
Total	$522.7

We had approximately $41.7 million of cash on hand at December 31, 2011 and total liquidity of $78.9 million, which includes the impact of Headwaters providing a $16.1 million bond to the court related to the Boynton judgment. Other than the June 2012 put date associated with our 16% debt, we have no debt maturities until 2014.

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 7, 2012, by dialing 1800-406-7325 or 303-590-3030 and entering the pass code 4509851.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the heavy construction materials, light building products, and energy technology industries.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

Forward Looking Statements

Certain statements contained in this press release are forward-looking statements within the meaning of federal securities laws and Headwaters intends that such forward-looking statements be subject to the safe-harbor created thereby.  Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building  products, the production and marketing of cleaned coal, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about Headwaters.  Such statements that are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management.  Actual results may vary materially from such expectations.  Words such as “may,” “should,” “intends,” “plans,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “believes,” “seeks,” “estimates,” “forecasts,” or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements.  Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the caption entitled “Risk Factors” in Item 1A in Headwaters’ Annual Report on Form 10-K for the fiscal year ended September 30, 2011, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses.

Although Headwaters believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that our results of operations will not be adversely affected by such factors.  Unless legally required, we undertake no obligation to revise or update any forward-looking statements for any reason.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Our internet address is www.headwaters.com. There we make available, free of charge, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  Our reports can be accessed through the investor relations section of our web site.

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HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2010	2011
Revenue:
Light building products	$69,709	$73,334
Heavy construction materials	63,215	63,138
Energy technology	2,896	955
Total revenue	135,820	137,427

Cost of revenue:
Light building products	53,849	55,330
Heavy construction materials	48,352	47,098
Energy technology	1,790	557
Total cost of revenue	103,991	102,985

Gross profit	31,829	34,442

Operating expenses:
Amortization	5,547	5,505
Research and development	1,945	1,854
Selling, general and administrative	24,394	21,282
Restructuring costs	980	1,388
Total operating expenses	32,866	30,029

Operating income (loss)	(1,037)	4,413

Net interest expense	(16,895)	(12,456)
Other income (expense), net	974	(4,137)

Loss from continuing operations before income taxes	(16,958)	(12,180)

Income tax provision	(1,800)	(1,100)

Loss from continuing operations	(18,758)	(13,280)

Loss from discontinued operations, net of income taxes	(1,929)	(10,468)

Net loss	$(20,687)	$(23,748)

Basic and diluted earnings (loss) per share:
From continuing operations	$(0.31)	$(0.22)
From discontinued operations	(0.03)	(0.17)
	$(0.34)	$(0.39)

Weighted average shares outstanding — basic and diluted	60,326	60,801

Operating income (loss) by segment:
Light building products	$(2,248)	$773
Heavy construction materials	7,830	8,754
Energy technology	(1,341)	(2,001)
Corporate	(5,278)	(3,113)
Total	$(1,037)	$4,413

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2011	2011
Assets:
Current assets:
Cash and cash equivalents	$50,810	$41,723
Trade receivables, net	90,931	60,748
Inventories	33,247	33,390
Other	16,818	19,276
Total current assets	191,806	155,137

Property, plant and equipment, net	164,709	162,734
Intangible assets, net	164,221	158,801
Goodwill	116,671	116,671
Assets held for sale	24,446	25,547
Other assets	66,384	59,565

Total assets	$728,237	$678,455

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$18,979	$13,027
Accrued liabilities	94,223	78,170
Current portion of long-term debt	9,014	9,095
Total current liabilities	122,216	100,292

Long-term debt	518,789	513,610
Income taxes	15,909	15,349
Other long-term liabilities	14,587	15,346
Total liabilities	671,501	644,597

Stockholders’ equity:
Common stock - par value	61	61
Capital in excess of par value	637,547	638,406
Retained earnings (accumulated deficit)	(580,861)	(604,609)
Other	(11)	0
Total stockholders’ equity	56,736	33,858

Total liabilities and stockholders’ equity	$728,237	$678,455